Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 28, 2011

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS REPORTS SECOND QUARTER RESULTS

Note: The company will host a conference call to discuss the earnings release on July 28, 2011, at 9:00 a.m. Central Time. The conference call number is (888) 942-8167 for domestic callers and (517) 308-9175 for international callers, passcode 121693. The conference call will also be audio webcast. To access the audio webcast, please go to https://e-meetings.verizonbusiness.com, conference number 3261944. An audio replay will be available shortly after the call through August 27, 2011 at (888) 277-5140 for domestic callers and (402) 998-0502 for international callers, passcode 121693. The replay also will be available on the Harte-Hanks web site at http://www.harte-hanks.com/page/investors_events.

SAN ANTONIO, TX - July 28, 2011 - Harte-Hanks, Inc. (NYSE: HHS) today reported second quarter 2011 diluted earnings per share of $0.15 on revenues of $213.0 million. Excluding $2.8 million of net charges described later, second quarter 2011 diluted earnings per share would have been $0.18. These results compare to diluted earnings per share of $0.21 on $207.6 million in revenues for the second quarter of 2010.

The following table presents financial highlights of the company’s operations for the second quarter of 2011 and 2010, respectively. Full financial results are below.

RESULTS FROM OPERATIONS (unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,
	2011	2010	% Change
Operating revenues	$213,047	$207,609	2.6
Operating income	16,546	22,573	-26.7
Net income	9,425	13,416	-29.7
Diluted earnings per share	$0.15	$0.21	-28.6
Diluted shares (weighted average common and common equivalent shares outstanding)	63,703	64,183	-0.7

For the three months ended June 30, 2011, the company generated free cash flow (defined below) of $8.8 million, down from $15.4 million in the prior year’s second quarter.

Commenting on the second quarter performance, Chairman, President and Chief Executive Officer Larry Franklin said, “Shoppers again heavily influenced our quarterly performance. The Shoppers revenue decline of 9.5% was similar to the first quarter 2011 decline. Included in the Shoppers operating loss of $1.1 million are $2.8 million of net charges from steps taken to significantly reduce costs and increase productivity going forward. We expect these charges will result in annualized savings of approximately $7-8 million. We are continuing our digital strategy investments, where we see good revenue growth and are adding capabilities that increase value for our readers and advertisers. As we continue to implement our multichannel strategy, our Direct Marketing business had good revenue growth for the fourth consecutive quarter and the operating income growth is the first in several quarters.”

Discussing the performance of individual business segments, Doug Shepard, Executive Vice President and Chief Financial Officer, said, “Direct Marketing revenues and operating income increased 8.4% and 1.8%, respectively. Revenue increased in four of our five verticals during the quarter led by an increase (as a percentage) in the high teens from our select vertical compared to the second quarter of 2010. Our retail and financial verticals experienced revenue growth in the low double digits, while our healthcare vertical was up slightly. Our high-tech vertical declined in the low single digits. Operating income increased 1.8% to $20.4 million compared to the second quarter of 2010.

Shoppers revenue decreased 9.5% in the second quarter compared to the second quarter of 2010 and operating income declined $3.6 million excluding charges. During the second quarter, we incurred $3.3 million of charges related to our efforts to reduce expenses in the Shoppers business, primarily through organizational restructuring and headcount reductions. The charges consist of severance, including the recently announced retirement of our Shoppers President, Pete Gorman, and miscellaneous facility reductions, which were offset by an expected refund of $0.5 million related to the 2009 legal settlement. Excluding these charges would have resulted in a $0.03 increase in the diluted earnings per share we reported.”

Franklin said, “In Shoppers we made significant progress on many fronts in the second quarter. We are putting in place the new Shoppers leadership after Pete’s long and distinguished career. We continued a number of cost reduction initiatives that were under way from the first quarter and earlier and accelerated additional consolidations and further reductions. We are confident these changes will lead to excellent profit improvement as well as drive improved revenues and we will continually look for additional ways to become more profitable. However, we see no meaningful economic improvement in California and Florida, or any catalysts for improvement over the next few quarters.

“Turning to Direct Marketing, except for the fourth quarter 2010 when we reported 14.2% revenue growth from the special project that spanned the third and the fourth quarters, the 8.4% growth in the second quarter was the best revenue growth we have reported in several years. While the return to revenue and operating income growth was a positive development during the quarter, we are not satisfied with the margin decline compared to last year’s second quarter. Our margin was influenced by a number of factors, including consolidation of two of our international businesses, increased costs associated with new and expanding contact center accounts and additional resources for our global database suite of products and services to support existing and new multichannel marketing clients. Some of these will continue at least into the next quarter and will likely cause our margins for 2011 to be slightly below last year.

“We are convinced that the steps we are taking to execute against our multichannel strategy will lead to improved revenue and profits in the coming quarters.”

Selected Highlights:

•

Harte-Hanks completed the open market repurchase of one million of its shares under its share repurchase program, and paid a dividend of 8.0 cents per share, marking 65 consecutive quarterly dividend payments since the first quarter of 1995.

•

Harte-Hanks Shoppers began a leadership transition, as Pete Gorman retires as President of Harte-Hanks Shoppers in August after more than 32 years with Shoppers. Mike Paulsin (currently President of California Shoppers), a 22-year Shoppers veteran, will continue to lead California Shoppers in addition to assuming the role of President of Harte-Hanks Shoppers. Loren Dalton (President of the Shoppers digital business), a 24-year Shoppers veteran, recently assumed the additional role of Senior Vice President, Sales and Marketing for California Shoppers. So Young Park has been elevated to Executive Vice President and General Manager of the Shoppers digital business, in recognition of her demonstrated digital marketing expertise.

•

The Agency Inside Harte-Hanks™ was awarded two prestigious Benjamin Franklin Awards (“Bennys”), given annually by the Philadelphia Direct Marketing Association for outstanding direct marketing campaigns: one for “Best Multi-Media Acquisition Campaign” for our 2011 Hyundai Sonata Launch Campaign (which included social, email and mail marketing), and an honorable mention for “Multi-Media Acquisition Campaign” for our 2010 Sony Holiday Campaign (which included email, Web, mail and FSI marketing).

•

Harte-Hanks Trillium Software® announced an alliance with the Microsoft Dynamics CRM team to provide integrated data quality services for customers using Dynamics CRM, and another alliance with Software AG to provide embedded data quality services functionality for master data management customers.

•

Trillium Software presented with its customer Wales & West Utilities at the annual Smart Utilities conference in London to highlight its use of data quality services and software to ensure utilities regulatory compliance, including identifying pipe and asset candidates for replacement to ensure safety.

•	Trillium Software had numerous large wins in the quarter:

•

The Trillium Software System® was selected by a large credit card company to verify, standardize and enrich payment worldwide transaction data in connection with the client’s fraud detection, marketing and business intelligence efforts.

•

A large healthcare data provider also selected the Trillium Software System to displace incumbent providers, providing the data quality management component of this data-focused company’s new CRM system.

•	PricewaterhouseCoopers, a leading provider of audit, assurance, tax and advisory services, selected the Trillium Software System for the data quality management component of its CRM system in the UK.

•	Trillium Software also secured several large expansions with clients in the insurance and retail sectors, as well as a new client in the internet gambling business.

•

Harte-Hanks released the Postfuture Index™ 2009-2010, a comprehensive study of email marketing and messaging metrics for nine industries, analyzing email messages sent across nearly 100 companies in 2009 and 2010 using the Postfuture email platform. The Postfuture Index reports and examines metrics for deliverability, open rates, click-through rates, and opt-out rates, both overall and for nine specific markets: automotive; entertainment; financial services; government; insurance; pharmaceutical; retail; technology; and travel/hospitality, almost wholly in the U.S. marketplace.

•

Mason Zimbler™, Harte-Hanks’ B2B digital agency, signed Computer Sciences Corporation as a new customer, and will provide CSC with Demand Curve™ services, such as marketing automation platform and management, as well as contact center services. Mason Zimbler’s services will support CSC’s Cloud Group that sells cloud-based services to large enterprise companies.

•

Harte-Hanks Direct Marketing was selected by a major international beverage company to establish multichannel relationship marketing capability. Harte-Hanks will design and host a customer database it will then leverage for analytics and segmentation, allowing Harte-Hanks to rapidly develop and deploy multichannel marketing programs for customer engagement, new product awareness and customer acquisition, retention and cross-selling across the client’s various global brands.

•

Harte-Hanks Direct Marketing was selected by a leading virtualization and cloud-computing software company to build and host the company’s global marketing database using the Trillium Software System for data integrity. Harte-Hanks will also develop and employ analytics models for this client, allowing the client to gain key marketing insights from a single customer view of its accounts, regardless of location.

•

Mason Zimbler was selected by Fujitsu to provide Demand Curve services in support of its growth initiatives in North America. Leveraging insight gained from its proprietary CiTDB business data source, Harte-Hanks will analyze Fujitsu’s current market position, target appropriate market segments offering the best growth potential, and develop and execute ongoing outbound demand generation and appointment setting programs for the client.

•

The Aberdeen Group® was selected to expand its sales enablement and high-quality lead-generation services for a leading global enterprise application vendor. Aberdeen will develop a customized interactive demand generation and lead assessment capabilities for its client that will leverage Aberdeen’s proprietary research for digital and content marketing programs, as well as other sales enablement solutions.

•

The Agency Inside Harte-Hanks was engaged by Blue Cross of Northeastern Pennsylvania to provide multichannel agency and contact center lead generation support services to reach both consumer (individual) and small group markets. The Agency Inside™ will provide direct mail creative for the individual market, then production, search engine marketing (SEM), internet microsite, radio, contact center support and response management and reporting for both the individual and small group market.

•

Harte-Hanks Direct Marketing added substantial new lines of business for its contact center support service engagement with Barnes & Noble to provide technical support for both customers and store personnel for its Nook® electronic book device.

About Harte-Hanks®:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications. Harte-Hanks Shoppers is North America’s largest owner, operator, and distributor of shopper products which bring buyers and sellers together at a local level though its proven multichannel offerings, including targeted print, digital advertising, and classifieds. Its print publications are zoned into more than 950 separate editions and reach 11.2 million addresses each week in California and Florida. Shoppers also provide advertisers with PowerSites™ to help small- and medium-size businesses establish a web presence and improve lead generation, PowerClick™ SEM services, and mobile distribution of their ads and coupons. For consumers, PennySaverUSA.com™ and TheFlyer.com™ offer local online and mobile classifieds for garage sales, pets, used and new cars, real estate, as well as thousands of coupons and business listings. Visit us at http://www.PennySaverUSA.com, http://www.TheFlyer.com, http://www.PowerSites.net, and http://www.Savertime.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release and our related earnings conference call contain “forward-looking statements” within the meaning of the federal securities laws. All such statements are qualified by this cautionary note, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. Examples include statements regarding (1) our strategies and initiatives, (2) adjustments to our cost structure and other actions designed to respond to market conditions and improve our performance, and the anticipated effectiveness and expenses associated with these actions, (3) our financial outlook for revenues, earnings per share, operating income, expense related to equity-based compensation, capital resources and other financial items, (4) our expectations for our businesses and for the industries in which we operate, including with regard to the negative performance trends in our Shoppers business and the adverse impact of continuing economic uncertainty in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (5) competitive factors, (6) acquisition and development plans, (7) our stock repurchase program and (8) other statements regarding future events, conditions or outcomes. These forward-looking statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include, without limitation, (a) domestic, international and local economic and business conditions, including (i) market conditions in California and Florida that may continue to adversely impact local advertising expenditures in our Shoppers publications and (ii) the adverse impact of continuing economic uncertainty in the United States and elsewhere on the marketing expenditures and activities of our clients and prospects, (b) the demand for our services by clients and prospective clients, including (i) the willingness of existing clients to maintain or increase their spending on products and services that are or remain profitable for us, and (ii) our ability to predict changes in client preferences, (c) the financial condition and marketing budgets of our clients, including client bankruptcies or other developments that may result in increased bad debt expense, (d) economic and other business factors that impact the industry verticals that we serve, including any consolidation of clients and prospective clients in these verticals, (e) our ability to manage and timely adjust our capacity and headcount, and to otherwise effectively service our clients, (f) the impact of competition and our ability to continually improve our processes and to develop and introduce new products and services in a timely and cost-effective manner, (g) our ability to protect our data centers against security breaches and other interruptions, and to protect sensitive personal information of our clients and their customers, (h) increasing concern over consumer privacy issues, or enactment of legislation restricting the collection and use of information that is currently legally available, (i) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws, (j) fluctuations in fuel prices, paper prices, postal rates and postal delivery schedules, (k) the number of equity securities that we may issue to employees, (l) the number of shares, if any, that we may repurchase in connection with our repurchase program, (m) unanticipated developments regarding litigation or other contingent liabilities, and (n) other factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Supplemental Non-GAAP Financial Measures:

In this press release and our related earnings conference call, the company intends to provide investors with a better understanding of operating results and underlying trends to assess the company’s performance and liquidity. Harte-Hanks evaluates its operating performance based on several measures, including the non-GAAP financial measures of (1) free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, and (2) EBITDA, defined as net income before interest, taxes, depreciation, and amortization. Harte-Hanks believes that free cash flow and EBITDA are useful supplemental financial measures for investors because they facilitate investors’ ability to evaluate the operational strength of the company’s business. Free cash flow and EBITDA, however, are not calculated in accordance with GAAP and they should not be considered substitutes for net income as an indicator of operating performance. A quantitative reconciliation of free cash flow and EBITDA to net income is found in the tables attached to this release.

This document may contain trademarks that are owned or licensed by Harte-Hanks, Inc. and its subsidiaries, including, without limitation, Harte-Hanks® and other names and marks. All other brand names, product names, or trademarks belong to their respective holders.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share data	2011	2010	2011	2010

Operating revenues	$213,047	$207,609	$413,353	$407,788
Operating expenses:
Labor	91,274	84,893	180,283	170,535
Production and distribution	82,523	78,496	158,792	151,500
Advertising, selling, general and administrative	17,341	15,877	32,681	33,087
Depreciation and amortization	5,363	5,770	10,732	11,777

	196,501	185,036	382,488	366,899

Operating income	16,546	22,573	30,865	40,889

Other expenses (income):
Interest expense	626	684	1,262	1,397
Interest income	(67)	(41)	(136)	(67)
Other, net	473	(18)	1,115	(359)

	1,032	625	2,241	971

Income before income taxes	15,514	21,948	28,624	39,918
Income tax expense	6,089	8,532	11,282	15,733

Net income	$9,425	$13,416	$17,342	$24,185

Basic earnings per common share	$0.15	$0.21	$0.27	$0.38

Weighted-average common shares outstanding	63,371	63,616	63,538	63,607

Diluted earnings per common share	$0.15	$0.21	$0.27	$0.38

Weighted-average common and common equivalent shares outstanding	63,703	64,183	63,974	64,141

Harte-Hanks, Inc.

Balance Sheet Data (Unaudited)

In thousands	June 30, 2011	December 31, 2010
Cash and cash equivalents	$47,860	$85,996
Total debt	$165,500	$193,000

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended June 30,			Six months ended June 30,
In thousands	2011	2010	% Change	2011	2010	% Change

OPERATING REVENUES:
Direct Marketing	$152,721	$140,926	8.4%	$293,802	$275,421	6.7%
Shoppers	60,326	66,683	-9.5%	119,551	132,367	-9.7%

Total operating revenues	$213,047	$207,609	2.6%	$413,353	$407,788	1.4%

OPERATING INCOME:
Direct Marketing	$20,356	$20,000	1.8%	$36,336	$36,852	-1.4%
Shoppers	(1,118)	5,275	-121.2%	129	9,443	-98.6%
General corporate expense	(2,692)	(2,702)	0.4%	(5,600)	(5,406)	-3.6%

Total operating income	$16,546	$22,573	-26.7%	$30,865	$40,889	-24.5%

DEPRECIATION AND AMORTIZATION:
Direct Marketing	$3,921	$4,205	-6.8%	$7,860	$8,441	-6.9%
Shoppers	1,438	1,563	-8.0%	2,863	3,330	-14.0%
General corporate expense	4	2	100.0%	9	6	50.0%

Total depreciation and amortization	$5,363	$5,770	-7.1%	$10,732	$11,777	-8.9%

Reconciliation of Net Income to Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
In thousands	2011	2010	2011	2010
Net Income	$9,425	$13,416	$17,342	$24,185
Add: After-tax stock-based compensation (Note 1)	1,047	584	1,705	1,153
Add: depreciation and amortization	5,363	5,770	10,732	11,777
Less: capital expenditures	7,036	4,325	11,408	8,266

Free cash flow	$8,799	$15,445	$18,371	$28,849

Note 1:	Pre-tax compensation expense was $1,723 and $956 for the three months ended June 30, 2011 and 2010, respectively.
Pre-tax compensation expense was $2,812 and $1,906 for the six months ended June 30, 2011 and 2010, respectively.

Reconciliation of Net Income to EBITDA

		Three months ended June 30,		Six months ended June 30,
In thousands		2011	2010	2011	2010
Net Income		$9,425	$13,416	$17,342	$24,185
Add:	Depreciation and amortization	5,363	5,770	10,732	11,777
	Interest expense, net and non-operating, net	1,032	625	2,241	971
	Income tax expense	6,089	8,532	11,282	15,733

EBITDA		$21,909	$28,343	$41,597	$52,666

EBITDA by Segment:
	Direct Marketing	$24,277	$24,205	$44,196	$45,293
	Shoppers	320	6,838	2,992	12,773
	Corporate	(2,688)	(2,700)	(5,591)	(5,400)

		$21,909	$28,343	$41,597	$52,666

Harte-Hanks, Inc.

Direct Marketing Revenue Mix (Unaudited)

Vertical Markets - Percent of Direct Marketing Revenue

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Retail	26%	26%	26%	24%
Financial and Insurance Services	15%	14%	15%	15%
Technology	24%	27%	24%	28%
Healthcare and Pharmaceuticals	10%	10%	10%	11%
Other Select Markets	25%	23%	25%	22%

	100%	100%	100%	100%